IMPCO ANNOUNCES RECEIPT OF NASDAQ COMPLIANCE NOTICE
Company Satisfies Reporting Requirements for Third Quarter 2005 Results

Cerritos, California - November 21, 2005 - IMPCO Technologies, Inc. (Nasdaq:IMCO) (the “Company”) announced today that, on November 21, 2005, it filed its Quarterly Report on Form 10-Q for the third quarter ended September 30, 2005 and received a notice from The Nasdaq Stock Market Inc. ("Nasdaq") confirming that the Company is now in compliance with the standards set forth under Nasdaq Marketplace Rule 4310(c)(14) for continued listing on Nasdaq. As a result of the Company's compliance with this rule, Nasdaq indicated that the fifth character "E" will be removed from the Company's trading symbol "IMCO" at the opening of business on November 23, 2005.

Nasdaq Marketplace Rule 4310(c)(14) requires the filing with Nasdaq of all reports required to be filed with the SEC on or before the date they are required to be filed with the SEC.

About IMPCO Technologies:

IMPCO designs, manufactures, markets and supplies advanced product and systems to enable internal combustion engines to run on clean burning gaseous fuels such as natural gas, propane and biogas. IMPCO is a leader in the heavy duty, industrial, power generation and stationary engines sectors. Headquartered in Cerritos, California, IMPCO has offices throughout Asia, Europe, Australia and North America. More information can be found at IMPCO's web site, http://www.impco.ws

About BRC Gas Equipment:

BRC produces a complete range of systems for converting vehicles to gaseous fuel to meet market requirements. BRC is a leader in the light duty and automobile alternative fuel sectors and has established alliances with several major car-makers for OEM projects. Headquartered in Cherasco, Italy, BRC has offices throughout Asia, Europe and South America. More information can be found at BRC's web site, http://www.brc.it.

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